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                                                                      EXHIBIT 11

                         HOLOGIC, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)
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                                                                    Three Months Ended
                                                                December 27,     December 28,
                                                                    1997             1996
                                                                 ----------      -----------
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DILUTED:
 Net income.............................................         $ 2,063,377       $ 4,408,294
                                                                 ===========       ===========

 Weighted average shares outstanding....................          13,132,163        12,879,124
 Common stock equivalents outstanding,
         pursuant to the treasury stock method..........             657,897           757,710
                                                                 -----------       -----------

Weighted average number of common and
           diluted potential common shares outstanding            13,790,060        13,636,834
                                                                 ===========       ===========

Per share amount........................................         $       .15       $       .32
                                                                 ===========       ===========

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